Sumpfstrasse 32
Postfach 4158
CH-6304 Zug, Switzerland	North America Bureau de Liaison
TEL: +41 41 723 10 90	TEL : 1 514 846 8001
FAX: +41 41 710 16 48	FAX : 1 514 846 1679

Zug, May 25th, 2005

Personnal et Confidential

Daniel Courteau
5135 A Jeanne Mance
Montréal
Canada, H2V 4K2

Subject:   Repayment of loans to Symbior Technologies inc.

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Dear Mr. Courteau,

The following is a summary and a confirmation of our discussion regarding your employment with XL Generation AG as Vice President, Legal Affairs.

You have mentioned to us that you have invested an amount in excess of $150,000 CDN as several loans to Symbior Technologies inc namely for its R&D (intellectual property) and for its on going business. You have raised the fact that Symbior Technologies went bankrupted in October 2004.

Although XL Genreration does not have any obligation, either contractually or legally, to repay you with your investment, we may understand that our company may have indirectly benefit from the business of Symbior Technologies in the past.

Consequently, we have then decided to pay to you, in order to reduce your capital losses in Symbior Technologies, an amount of $60,000 CDN which is a portion of your investment. However, the reimbursement of your capital losses is conditional for you to accept the employment agreement as Vice President, Legal Affairs.

We also understand that XL Generation AG will be subrogated to your rights to receive any amount from the trustee to the bankruptcy of Symbior Technologies in respect of any amount received from the liquidation of the assets of the said company. We also understand that your debt is considered as a priority debt. It means that any amount received from the trustee to the bankruptcy will be paid in priority to any other ordinary creditors.

Your employment will start on November 1st, 2005 and an official employment agreement will be provided to you shortly, the terms and conditions having already discussed with you previously.

On behalf of the board of Directors of XL Generation AG, I wish to thank you for the great interest shown to join our team and we hope that this proposals is to your satisfaction. Consequently, would you please sign this document to bind together with our understandings.

XL Generation AG

/s/ Alain Lemieux
Alain Lemieux, President

Accepted,

/s/ Daniel Courteau
Daniel Courteau